Exhibit 10.1
PURCHASE AGREEMENT

DATE:	March 24, 2011

SELLER:	RIVERPOINT LOTS 1/3/5, LLC, an Arizona limited liability company (“1/3/5 LLC”), and RIVERPOINT LOT 2, LLC, an Arizona limited liability company (“2 LLC” and collectively with 1/3/5 LLC, the “Seller”)

	Address:	4025 S Riverpoint Pkwy
Phoenix AZ 85040
	Attention:	President
	Telephone:	(602) 557-1714
	Facsimile:	(602) 557-1101

BUYER:		COLE OF PHOENIX AZ, LLC, a Delaware limited liability company
	Address:	c/o Cole Real Estate Investments
2555 East Camelback Road, Suite 400
Phoenix, AZ 85016
	Attention:	Legal Department
	Telephone:	(602) 778-8700
	Facsimile:	(480) 449-7012

ESCROW AGENT:		FIRST AMERICAN TITLE INSURANCE COMPANY
	Address:	2425 East Camelback Road, Suite 300
Phoenix, AZ 85016
	Telephone:	(602) 567-8145
	Facsimile:	(602) 567-8101
	Escrow Officer:	Brandon Grajewski
RECITALS
     A. 1/3/5 LLC is the owner of certain real property and improvements located in the Riverpoint project located at the southwest corner of the I-10 freeway and 32nd Street in Phoenix Arizona (the “Riverpoint Project”), and commonly known as Lot 1, Lot 3, and Lot 5 of Riverpoint, according to the plat recorded in Book 566 of Maps, Page 04, in the records of Maricopa County, Arizona (with each such Lot being referred to herein by its respective Lot number). 1/3/5 LLC is also the owner of Tracts A through L, Riverpoint, according to Book 566 of Maps, page 04, records of Maricopa County, Arizona (the “Median Tracts”). The improvements on Lot 1 include a 5 level parking structure and surface parking area (the “Lot 1 Improvements”). The improvements on Lot 3 include a 10-story office building (the “Lot 3 Improvements”). The improvements on Lot 5 include two (2) 6-story office buildings and a parking structure (the “Lot 5 Improvements”). The improvements on the Median Tracts include landscaping and signage (the “Median Improvements”).

     B. 2 LLC is the owner of certain real property and improvements in the Riverpoint Project, commonly known as Lot 2 of Riverpoint, according to the plat recorded in Book 566 of Maps, Page 04, in the records of Maricopa County, Arizona (“Lot 2” and collectively with Lot 1, Lot 3 and Lot 5, the “Lots”). The improvements on Lot 2 include a surface parking area (the “Lot 2 Improvements” and collectively with the Lot 1 Improvements, the Lot 3 Improvements, the Lot 5 Improvements and the Median Improvements, the “Improvements”). The Lots and the Median Tracts are depicted on Exhibit A.
     C. The Riverpoint Project is subject that certain Declaration of Covenants, Conditions, Easements and Restrictions for Riverpoint Business Park dated July 6, 2001, and recorded July 6, 2001, as Instrument No. 2001-0604763 in the Official Records of Maricopa County, Arizona, which is subject to various supplements and more particularly described on Exhibit C (as amended and supplemented the “Riverpoint CC&Rs”). Pursuant to various assignments described on Exhibit C, 1/3/5 LLC is the current declarant under the Riverpoint CC&Rs.
     D. The Lot 1 Improvements are subject to that certain Declaration of Parking Easement dated October 19, 2005 and recorded October 21, 2005 as Instrument No. 2005-1585872 in the Official Records of Maricopa County, Arizona (the “Lot 1 Parking Declaration”), granting to the owner of Lot 3 a non-exclusive easement over the parking facilities located on Lot 1. The Lot 2 Improvements are subject to that certain Parking Lease and Easement Agreement dated and recorded June 29, 2004 as Instrument No. 2004-0744089 in the Official Records of Maricopa County, Arizona (the “Lot 2 Parking Declaration”), granting to the owner of Lots 4 and 8 of the Riverpoint Project a exclusive easement over the surface parking area located on Lot 2.
     E. A portion of Lot 5 is subject to that certain Lease (No. 84051-001) dated January 1, 2004, by and between 1/3/5 LLC, as landlord, and the City of Phoenix, as tenant (the “Lift Station Lease”).
     F. Seller desires to sell and Buyer desires to purchase on the terms and conditions set forth in this Agreement: (i) the Lots, the Median Tracts and the Improvements (collectively the “Real Property”), (ii) any fixtures (including built in appliances) and cabling, located on the Real Property; (iii) all rights, easements, tenements, hereditaments and appurtenances in any way relating or incident to the ownership of the Real Property as well as all strips and gores adjoining or adjacent to the Real Property and any rights to land lying in the bed of any street, road, alley or right-of-way adjoining the Real Property; (iv) Seller’s rights as declarant under the Riverpoint CC&Rs, (v) Seller’s rights as landlord under the Lift Station Lease, (vi) all assignable warranties and guaranties (express or implied) issued to, and held in the name of, Seller in connection with the Real Property; and (vii) all assignable permits, licenses, approvals and authorizations issued by any governmental authority in favor of Seller in connection with the Real Property (items (i) through (vii) being collectively referred to as the “Property”). The Property does not include any personal property owned by Seller and located in or on the Real Property, including, without limitation furniture (including partitions), equipment (other than building systems affixed to the real property such as HVAC equipment and fire suppression equipment), phone systems, audio visual equipment, antennas, surveillance cameras, kitchen equipment, computer equipment

(including, but not limited to hard drives, servers, and monitors), appliances that are not built in, copy machines and other office equipment, and art work.
     G. Buyer has agreed, as a condition to the Closing (as defined herein) to enter into a lease for the Property in the form attached hereto as Exhibit B (the “Apollo Lease”) with Apollo Group Inc., an Arizona corporation (“Apollo”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual understandings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree to the foregoing recitals and as follows:
ARTICLE 1
AGREEMENT OF THE PARTIES
     1.1 Agreement. In consideration of the mutual promises and covenants set forth in this Agreement, Seller agrees to sell and Buyer agrees to buy the Property on the terms and conditions set forth in this Agreement.
     1.2 Effectiveness of Agreement; Opening Date. This Agreement shall be effective when both Buyer and Seller have executed this Agreement. The “Opening Date” shall be the date on which Escrow Agent receives the fully executed copy of this Agreement. Escrow Agent shall notify Buyer and Seller in writing of the Opening Date.
ARTICLE 2
PURCHASE PRICE AND PAYMENT TERMS
     2.1 Purchase Price. The total purchase price for the Property is $170,000,000.00 (the “Purchase Price”).
     2.2 Payment. On or before the Closing, Buyer agrees to deposit in escrow the Purchase Price, as may be adjusted pursuant to this Agreement. All payments that Buyer is required to make under this Section shall be made by cashier’s check payable to Escrow Agent or by wire transfer of ready funds to the account of Escrow Agent.
     2.3 Disbursements. At Closing, all amounts paid by Buyer on account of the Purchase Price, less any closing costs payable by Seller, shall be disbursed to Seller.
ARTICLE 3
ESCROW
     3.1 Establishment of Escrow; Escrow Instructions. Immediately upon execution of this Agreement by both parties, Seller will deliver a fully executed copy of this Agreement to Escrow Agent. An escrow for this transaction shall be established with Escrow Agent, and Escrow Agent is engaged to administer the escrow. This Agreement constitutes escrow instructions to Escrow Agent. Should Escrow Agent require the execution of its standard form printed escrow instructions, Buyer and Seller agree to execute same; however, such instructions shall be construed as applying only to Escrow Agent’s engagement, and if there are conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement shall control.
     3.2 Acceptance; Escrow Agent Not a Party. By accepting this escrow, Escrow Agent agrees be bound by the terms of this Agreement as they relate to the duties of Escrow Agent. However, such agreement does not constitute Escrow Agent as a party to this Agreement and no consent or approval from Escrow Agent shall be required to amend, extend, supplement, cancel or otherwise modify this Agreement except to the extent any such action increases the duties of Escrow Agent or exposes Escrow Agent to increased liability, in which such action shall not be binding on Escrow Agent unless Escrow Agent has consented to the same in writing.
     3.3 Cancellation Charges. If the escrow fails to close because of Seller’s default, Seller shall be liable for all customary escrow cancellation charges. If the escrow fails to close because of Buyer’s default, Buyer shall be liable for all customary escrow cancellation charges. If the escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of all customary escrow cancellation charges.
     3.4 IRS Reporting. Escrow Agent agrees to be the designated “reporting person” under §6045(e) of the U.S. Internal Revenue Code of 1986 as amended (the “Code”) with respect to the real estate transaction described in this Agreement and to prepare, file and deliver such information, returns and statements as the U.S. Treasury Department may require by regulations or forms in connection with such requirements, including Form 1099-B.
     3.5 Insured Closing Letter. If Escrow Agent does not issue its own title insurance policies, but acts as an agent for an underwriter, as a condition to Escrow Agent acting as such, Escrow Agent shall cause its underwriter to issue to the Parties a closing protection letter or insured closing service in written form satisfactory to Seller and Buyer, on the Opening Date.
ARTICLE 4
INFORMATION TO BE PROVIDED TO BUYER
     4.1 Information and Other Items to Be Provided to Buyer. Prior to the Opening Date, Seller has made available to Buyer the documents listed in Exhibit C attached hereto (the “Seller Diligence Materials”) via a password protected, secure website. Seller makes no representation or warranty as to the accuracy of the matters contained or depicted in the Seller Diligence Materials, and Buyer shall make an independent verification of the accuracy of information in the Seller Diligence Materials, all such information being furnished without any representation or warranty whatsoever, except that Seller represents and warrants that the Seller Diligence Materials shall be complete copies of the materials in Seller’s possession. If this Agreement is cancelled, all of the Seller Diligence Materials will be returned to Seller or Buyer will certify as to their destruction; if this Agreement is not cancelled, Buyer may retain such Seller Diligence Materials.
     4.2 Delivery of Information Obtained by Buyer. If this Agreement is cancelled by either party for any reason other than a default by Seller, Buyer shall provide to Seller, upon reimbursement by Seller to Buyer of any cost thereof paid by Buyer, copies of all feasibility studies, reports, surveys, correspondence, or any other items obtained or created by or on behalf of Buyer in connection with its investigations, inspections, and reviews of the Property (the “Buyer Diligence Materials”). At the time of engaging third party preparers of Buyer Diligence Materials, Buyer shall exercise good faith, commercially reasonable efforts to obtain the consent from each such third party preparer of Buyer Diligence Materials to enable Buyer to supply such Buyer Diligence Materials to Seller and enable Seller to rely on such Buyer Diligence Materials (or have such Buyer Diligence Materials issued jointly to Seller and Buyer), but Buyer shall not be obligated to incur any cost to obtain such consents or joint issuance. Buyer shall cooperate with Seller, at no cost to the Buyer, to assist Seller to obtain reliance letters or other documents from any consultant preparing any of the Buyer Diligence Materials to enable Seller to use and rely on any such Buyer Diligence Materials.
ARTICLE 5
CONDITIONS TO CLOSING
     5.1 Conditions to Buyer’s Obligation to Close. Buyer’s obligations to close this transaction are subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:
     (a) Title Review. Buyer is satisfied with the status of title to the Real Property as disclosed by the title commitment issued by Escrow Agent (the “Title Commitment”) and the survey obtained by Buyer (the “Survey”), both of which are described on Schedule 5.1. Notwithstanding anything to the contrary contained in this Section 5.1(a), Seller shall be obligated to remove or otherwise satisfy (x) any voluntary monetary liens, encumbrances or security interests placed against the Real Property by Seller, (y) encumbrances that have been voluntarily placed against the Real Property by Seller after March 1, 2011 without Buyer’s prior written consent and that will not otherwise be satisfied on or before the Closing, or (z) exceptions that can be removed from the Title Commitment by Seller’s delivery of the owner’s title affidavit attached hereto as Exhibit H (an “Owner’s Affidavit”) (items (x), (y) and (z) collectively referred to as the “Seller’s Required Removal Items”). The matters shown in the Title Commitment and the Survey, any matters created by or through the acts of Buyer or its agents, and any other matters approved by Buyer in writing, are referred to in this Agreement as the “Approved Title Exceptions.”
     (b) Escrow Agent Prepared to Close and Issue Title Policy. Escrow Agent is prepared to close the transactions contemplated by this Agreement and Escrow Agent is unconditionally prepared to issue the Title Policy in the form required by this Agreement.
     (c) Truthfulness of Representations. Seller’s representations and warranties set forth in this Agreement (as modified by any Exception to Warranty Notice for which Buyer has not terminated or been deemed to have terminated this Agreement under Section 7.1(e)) are true, complete and correct on and as of the Closing.

     (d) Full Compliance. Seller has fully performed all of its obligations to be performed by Seller on or before Closing.
If any of the foregoing conditions is not fulfilled on or before the date by which such contingency is to have been satisfied and such condition has not otherwise been waived by Buyer in writing, Buyer may, in addition to any right or remedy expressly provided to Buyer under this Agreement, by written notice to Seller given at any time prior to Closing, cancel this Agreement.
     5.2 Conditions to Seller’s Obligation to Close. Seller’s obligation to close this transaction is subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:
     (a) Truthfulness of Representations. Buyer’s representations and warranties set forth in this Agreement are true, complete and correct on and as of the Closing.
     (b) Full Compliance. Buyer has fully performed all of its obligations to be performed by Buyer on or before Closing.
If any of the foregoing conditions is not fulfilled on or before the date by which such contingency is to have been satisfied and such condition has not otherwise been waived by Seller in writing, Seller may, in addition to any right or remedy expressly provided to Seller under this Agreement, by written notice to Buyer, cancel this Agreement.
ARTICLE 6
CLOSING
     6.1 Time of Closing. The Closing of this transaction and escrow (referred to in this Agreement as the “Closing”) shall occur on or before 5:00 o’clock p.m. (local Arizona time) on March 24, 2011 or such other date as may be mutually agreed to by the parties, except that if the date of Closing would otherwise occur prior to a Condemnation Review Period, the date of Closing shall automatically be extended to the day following expiration of the Condemnation Review Period.
     6.2 Closing Statements. Prior to Closing, Escrow Agent will prepare separate closing settlement statements for Seller and Buyer, reflecting the various charges, prorations and credits applicable to such party, as provided in this Agreement, and provide Seller with a copy of Seller’s closing settlement statement and Buyer with a copy of Buyer’s closing settlement statement. Prior to Closing, Seller shall have the right to review and approve its closing settlement statement to insure that such settlement statement conforms to the terms of this Agreement, and the settlement statement for Seller, as approved by Seller, is referred to in this Agreement as the “Seller Closing Settlement Statement”. Prior to Closing, Buyer shall have the right to review and approve its closing settlement statement to insure that such settlement statement conforms to the terms of this Agreement, and the settlement statement for Buyer, as approved by Buyer, is referred to in this Agreement as the “Buyer Closing Settlement Statement”.

     6.3 1/3/5 LLC Closing Documents. On or before the Closing, 1/3/5 LLC shall deposit into escrow the following documents for delivery to Buyer at the Closing, each of which shall have been duly executed by 1/3/5 LLC or Apollo, or its affiliates, as applicable, and, where appropriate, acknowledged:
     (a) Deed. A special warranty deed (the “Lots 1/3/5 Deed”) conveying the Lot 1, Lot 3, Lot 5, the Median Tracts, the Lot 1 Improvements, the Lot 3 Improvements, the Lot 5 Improvements and the Median Improvements to Buyer, subject only to the Approved Title Exceptions for Lot 1, Lot 3, Lot 5 and the Median Tracts. The Lots 1/3/5 Deed will be in the form attached hereto as Exhibit D;
     (b) APV. An affidavit of value as required by law;
     (c) Assignment. An assignment and assumption (the “Lots 1/3/5 Assignment”) in which 1/3/5 LLC transfers to Buyer all of the right, title and interest of 1/3/5 LLC in (i) the Lift Station Lease and (ii) assignable any warranties, guaranties, permits, licenses, approvals and authorizations issued for or related to Lot 1, Lot 3 and Lot 5. The Lots 1/3/5 Assignment will be in the form attached hereto as Exhibit E;
     (d) CC&R Assignment. An assignment and assumption of the 1/3/5 LLC’s rights as “declarant under the Riverpoint CC&Rs (the “CC&R Assignment”). The CC&R Assignment will be in the form attached hereto as Exhibit F;
     (e) Certification. A certificate certifying that, as of the Closing, all of the representations and warranties of 1/3/5 LLC set forth in Section 7.1(b) were true when made and are true, correct and current as of, and as if made at, the Closing (as modified by any Exception to Warranty Notice), and that all such representations and warranties will survive the Closing;
     (f) FIRPTA Affidavit. A certification to Buyer and Escrow Agent, signed and acknowledged by 1/3/5 LLC under penalties of perjury, certifying that 1/3/5 LLC is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986 and the related Treasury Regulations (the “Lots 1/3/5 FIRPTA Affidavit“). The Lots 1/3/5 FIRPTA Affidavit will be in the form attached hereto as Exhibit G;
     (g) Apollo Lease. The Apollo Lease executed by Apollo, as tenant;
     (h) Memorandum of Lease. A Memorandum of Lease for the Apollo Lease executed by Apollo, as tenant; and
     (i) Other Documents. Such other documents as may be necessary or appropriate to transfer and convey all of Lot 1, Lot 3, Lot 5, the Median Tracts, the Lot 1 Improvements, the Lot 3 Improvements, the Lot 5 Improvements and the Median Improvements to Buyer and to otherwise consummate this transaction in accordance with the terms of this Agreement.

     6.4 2 LLC Closing Documents. On or before the Closing, 2 LLC shall deposit into escrow the following documents for delivery to Buyer at the Closing, each of which shall have been duly executed by 2 LLC or Apollo, or its affiliates, as applicable and, where appropriate, acknowledged:
     (a) Deed. A special warranty deed (the “Lot 2 Deed”) conveying Lot 2 and the Lot 2 Improvements to Buyer, subject only to the Approved Title Exceptions for Lot 2. The Lot 2 Deed shall be in the form attached hereto as Exhibit D;
     (b) APV. An affidavit of value as required by law;
     (c) Assignment. An assignment and assumption (the “Lots 2 Assignment”) in which 2 LLC, transfers to Buyer all of the right, title and interest of 2 LLC in any assignable warranties, guaranties, permits, licenses, approvals and authorizations issued for or related to Lot 2. The Lot 2 Assignment will be in the form attached hereto as Exhibit E;
     (d) Certification. A certificate certifying that, as of the Closing, all of the representations and warranties of 2 LLC set forth in Section 7.1(c) were true when made and are true, correct and current as of, and as if made at, the Closing (as modified by any Exception to Warranty Notice), and that all such representations and warranties will survive the Closing;
     (e) FIRPTA Affidavit. A certification to Buyer and Escrow Agent, signed and acknowledged by 2 LLC under penalties of perjury, certifying that 2 LLC is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986 and the related Treasury Regulations (the “Lots 2 FIRPTA Affidavit“). The Lot 2 FIRPTA Affidavit will be in the form attached hereto as Exhibit F;
     (f) Apollo Lease. The Apollo Lease executed by Apollo, as tenant;
     (g) Memorandum of Lease. A Memorandum of Lease for the Apollo Lease executed by Apollo, as tenant; and
     (h) Other Documents. Such other documents as may be necessary or appropriate to transfer and convey Lot 2 and the Lot 2 Improvements to Buyer and to otherwise consummate this transaction in accordance with the terms of this Agreement.
     6.5 Buyer’s Closing Documents. On or before the Closing, Buyer shall deposit into escrow the following documents for delivery to Seller at the Closing, each of which shall have been duly executed and, where appropriate, acknowledged:
     (a) APV. Separate affidavits of value as required by law for the Lots 1/3/5 Deed and the Lot 2 Deed;

     (b) Assignment. Counterpart originals of the Lots 1/3/5 Assignment and the Lot 2 Assignment;
     (c) CC&R Assignment. A counterpart original of the CC&R Assignment; and
     (d) Certification. A certificate certifying that, as of the Closing, all of the representations and warranties of Buyer set forth in Section 7.1(c) were true when made and are true, correct and current as of, and as if made at, the Closing, and that all such representations and warranties will survive the Closing;
     (e) Apollo Lease. The Apollo Lease;
     (f) Memorandum of Lease. A Memorandum of Lease for the Apollo Lease; and
     (g) Other Documents. Such other documents as may be necessary or appropriate to consummate this transaction in accordance with the terms of this Agreement.
     6.6 Title Policy. Promptly following the Closing, Seller shall provide Buyer with an extended owner’s policy of title insurance issued by Escrow Agent in the full amount of the Purchase Price, effective as of the Closing, insuring Buyer that fee simple title to the Real Property is vested in Buyer, subject only to the usual printed exceptions and exclusions contained in such title insurance policies that cannot be removed by Seller’s delivery of the Owner’s Affidavit and to the Approved Title Exceptions (the “Title Policy”). The premium for a standard owner’s title insurance policy shall be paid by Seller at Closing. Buyer shall be responsible for satisfying, at its cost and prior to Closing, Escrow Agent’s requirements for such additional coverage or endorsements other than those requirements satisfied as a result of the Owner’s Affidavit or those requirements for endorsements, if any, that Seller may agree in its sole discretion to cause to be issued (“Seller Obtained Endorsements”). Buyer shall pay the difference between the premium for an extended policy and any endorsements requested by Buyer (other than any Seller Obtained Endorsements) and the premium for a standard coverage policy in the amount of the Purchase Price.
     6.7 Closing Costs.
     (a) Escrow Charges. Upon the Closing, Seller and Buyer each agree to pay one-half of the escrow charges.
     (b) Recording Fees. Fees for recording both the Lots 1/3/5 Deed and Lot 2 Deed will be paid by Seller, as well as the fees to record the Memorandum of Lease and any releases of any liens, judgments and other encumbrances that are to be released at Closing. All other recording fees will be paid by Buyer.
     (c) Survey and Third Party Reports. Upon the Closing, Seller shall reimburse Buyer for one half (1/2) of the actual out-of-pocket cost of the Survey and the following third party reports to be obtained by Buyer with respect to the Property: (i) Phase I environmental assessment, (ii) property condition report, (iii) roof report, (iv) appraisal, and (v) zoning report (the “Buyer Reports”), not to exceed $30,450. The remainder of the cost of the Survey and Buyer Reports and any other costs relating to Buyer’s investigation of the Property shall be paid by Buyer. Except as expressly provided, herein Buyer and Seller each agree to pay their own respective costs for any all consultants and attorneys.
     (d) Taxes and Assessments. There will be no proration of real property taxes or assessments related to the Real Property. Prior to the Closing, Seller shall pay, prior to delinquency, any real property taxes and other assessments related to the Real Property. After the Closing, Apollo, as tenant under the Apollo Lease, shall pay, prior to delinquency, any real property taxes and other assessments related to the Real Property.
     (e) Rents. Rents and other revenue received under the Lift Station Lease will not be prorated at Closing and 1/3/5 LLC and/or Apollo will be entitled to retain any such rents and revenues.
     (f) Legal Fees. Subject to Section 11.4, Seller shall pay its own legal fees and expenses and Buyer shall pay its own legal fees and expenses with respect to this transaction.
     (g) Consents. At Closing, Buyer and Seller shall each pay one half (1/2) of any costs and expenses necessary to obtain any consents to assign to Buyer any warranties and guaranties held in the name of Seller or to have any such warranties and guaranties reissued in Buyer’s name.
     (h) Miscellaneous Closing Costs. Any other closing costs not provided for above or elsewhere in this Agreement shall be paid by Seller.
     (i) Method of Payment. All closing costs and commissions payable by Seller shall be deducted from Seller’s proceeds at the Closing. On or before the Closing, Buyer shall deposit with Escrow Agent cash in an amount sufficient to pay all closing costs payable by Buyer.
     6.8 Payments and Disbursements to Be Handled through the Escrow. The various charges, credits and prorations contemplated by this Agreement will be handled by Escrow Agent through the escrow by appropriate charges and credits to Buyer and Seller and will be reflected in the Seller Closing Settlement Statement or the Buyer Closing Settlement Statement, as appropriate. All amounts payable pursuant to this Agreement will be paid to Escrow Agent for disposition through the escrow. Escrow Agent is authorized to make all disbursements to the parties and to third parties contemplated by this Agreement from funds deposited for those purposes, as necessary or appropriate to close this transaction and as set forth in the Seller Closing Settlement Statement and the Buyer Closing Settlement Statement.

ARTICLE 7
SELLER’S REPRESENTATIONS AND WARRANTIES
     7.1 Seller’s Representations.
     (a) Nature of Seller’s Representations. Each of the representations and warranties in Section 7.1(b) constitutes a material part of the consideration to Buyer and Buyer is relying on the correctness and completeness of these representations and warranties in entering into this transaction. Each of the representations and warranties in Section 7.1(b) was true and accurate as of March 1, 2011, will be true and accurate as of the Closing and will survive the Closing, regardless of any investigation or inspection by Buyer.
     (b) 1/3/5 LLC Representations and Warranties. 1/3/5 LLC represents and warrants to Buyer as follows:
     (i) Organizational Status. 1/3/5 LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, is qualified to do business in the State of Arizona, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of 1/3/5 LLC have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement.
     (ii) Entity Action. All entity action on the part of 1/3/5 LLC and its constituents which is required for the execution, delivery and performance by 1/3/5 LLC of this Agreement and each of the documents and agreements to be delivered by 1/3/5 LLC at the Closing has been duly and effectively taken.
     (iii) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by 1/3/5 LLC at the Closing, constitute legal, valid and binding obligations of 1/3/5 LLC, enforceable against 1/3/5 LLC in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity.
     (iv) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by 1/3/5 LLC of its obligations under this Agreement will result in any breach or violation of (i) the terms of any law, rule, ordinance, or regulation; or (ii) any decree, judgment or order to which 1/3/5 LLC or any constituent member of 1/3/5 LLC is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by 1/3/5 LLC in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by 1/3/5 LLC of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under 1/3/5 LLC’s organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which 1/3/5 LLC is a party or by which 1/3/5 LLC or any of its assets may be bound. The execution and delivery of this Agreement and performance by 1/3/5 LLC of its obligations under this Agreement will not result in the creation of any new, or the acceleration of any existing, lien, charge, or encumbrance upon Lot 1, Lot 3 and Lot 5 or the Median Tracts.
     (v) OFAC. Neither 1/3/5 LLC nor Apollo is (a) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (b) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of 1/3/5 LLC constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and the members and managers of 1/3/5 LLC are not Embargoed Persons. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.
     (vi) Litigation. Neither 1/3/5 LLC nor any of its constituent members is a party to any pending action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or officer arising from or relating to this transaction, Lot 1, Lot 3 and Lot 5 or the Median Tracts or to the past or present operations and activities of 1/3/5 LLC upon or relating to Lot 1, Lot 3 and Lot 5 and the Median Tracts. To 1/3/5 LLC’s knowledge, no litigation, administrative or other proceeding, or order or judgment is pending, outstanding, or threatened against or relating to any portion of Lot 1, Lot 3 and Lot 5 and the Median Tracts or which could affect the performance by 1/3/5 LLC of any of its obligations under this Agreement.
     (vii) Governmental Restrictions. To 1/3/5 LLC’s knowledge, 1/3/5 LLC has not received any notifications, restrictions, or stipulations from the United States of America, the State of Arizona, the County of Maricopa, the City of Phoenix, or any other governmental authority requiring any work to be done on Lot 1, Lot 3 and Lot 5 and the Median Tracts or threatening the use of Lot 1, Lot 3 and Lot 5 and the Median Tracts or indicating that Lot 1, Lot 3, Lot 5 or the Median Tracts is in violation of any applicable laws or regulations. Except as set forth in the Condemnation Letter described on Exhibit C, there are no pending or threatened condemnation proceedings affecting any portion of Lot 1, Lot 3 and Lot 5 and the Median Tracts.
     (viii) Environmental Matters. Except as set forth in the Environmental Documents described on Exhibit C:
          (A) To 1/3/5 LLC’s knowledge, Lot 1, Lot 3 and Lot 5 and the Median Tracts are free from Hazardous Substances (other than those commonly used in connection with the operation of an office building and related uses), and are not now in violation of any Environmental Law.
          (B) To 1/3/5 LLC’s knowledge, 1/3/5 LLC has received no written warning, notice of violation, administrative complaint, judicial complaint, or other formal or informal notice alleging that conditions on Lot 1, Lot 3 and Lot 5 and the Median Tracts are in violation of any Environmental Law, or informing 1/3/5 LLC that Lot 1, Lot 3 and Lot 5 and the Median Tracts are subject to investigation or inquiry regarding the presence of Hazardous Substances on or about Lot 1, Lot 3 and Lot 5 and the Median Tracts or the potential violation of any Environmental Law.
     (ix) Mechanics’ Liens. Any work which has been performed on or about Lot 1, Lot 3, Lot 5 or the Median Tracts or the Lot 1 Improvements, the Lot 3 Improvements, or the Lot 5 Improvements within six (6) months prior to the date of execution of this Agreement that could give rise to any mechanics’ or materialmen’s liens will be paid for by Seller prior to the Closing or in the ordinary course of its business.
     (x) Other Agreements. 1/3/5 LLC has not entered into and there is not existing any other agreement, written or oral, under which 1/3/5 LLC is or could become obligated to sell Lot 1, Lot 3, Lot 5 or the Median Tracts, or any portion thereof, to a third party.
     (xi) Zoning Change. 1/3/5 LLC has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the zoning of or other land-use limitations, upon Lot 1, Lot 3, Lot 5 or the Median Tracts, or any portion thereof which are in effect on March 1, 2011, or its potential use, and, to 1/3/5 LLC’s knowledge, there are no pending proceedings, the object of which would be to change the zoning in effect on March 1, 2011 or other land-use limitations upon Lot 1, Lot 3, Lot 5 or the Median Tracts.
     (c) 2 LLC Representations and Warranties. 2 LLC represents and warrants to Buyer as follows:
     (i) Organizational Status. 2 LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, is qualified to do business in the State of Arizona, and has full power and authority to enter into and to perform its obligations under this Agreement.

The persons executing this Agreement on behalf of 2 LLC have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement.
     (ii) Entity Action. All entity action on the part of 2 LLC and its constituents which is required for the execution, delivery and performance by 2 LLC of this Agreement and each of the documents and agreements to be delivered by 2 LLC at the Closing has been duly and effectively taken.
     (iii) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by 2 LLC at the Closing, constitute legal, valid and binding obligations of 2 LLC, enforceable against 2 LLC in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity.
     (iv) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by 2 LLC of its obligations under this Agreement will result in any breach or violation of (i) the terms of any law, rule, ordinance, or regulation; or (ii) any decree, judgment or order to which 2 LLC or any constituent member of 2 LLC is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by 2 LLC in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by 2 LLC of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under 2 LLC’s organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which 2 LLC is a party or by which 2 LLC or any of its assets may be bound. The execution and delivery of this Agreement and performance by 2 LLC of its obligations under this Agreement will not result in the creation of any new, or the acceleration of any existing, lien, charge, or encumbrance upon Lot 2.
     (v) OFAC. Neither 2 LLC nor Apollo is (a) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar List, and (b) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of 1/3/5 LLC constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and the members and managers of 1/3/5 LLC are not Embargoed Persons.

     (vi) Litigation. Neither 2 LLC nor any of its constituent members is a party to any pending action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or officer arising from or relating to this transaction, Lot 2 or to the past or present operations and activities of 2 LLC upon or relating to Lot 2. To 2 LLC’s knowledge, no litigation, administrative or other proceeding, or order or judgment is pending, outstanding, or threatened against or relating to any portion of Lot 2 or which could affect the performance by 2 LLC of any of its obligations under this Agreement.
     (vii) Governmental Restrictions. To 2 LLC’s knowledge, 2 LLC has not received any notifications, restrictions, or stipulations from the United States of America, the State of Arizona, the County of Maricopa, the City of Phoenix, or any other governmental authority requiring any work to be done on Lot 2 or threatening the use of Lot 2 or indicating that Lot 2 is in violation of any applicable laws or regulations. Except as set forth in the Condemnation Letter described on Exhibit C, there are no pending or threatened condemnation proceedings affecting any portion of Lot 2.
     (viii) Environmental Matters. Except as set forth in the Environmental Documents described on Exhibit C:
          (A) To 2 LLC’s knowledge, Lot 2 is free from Hazardous Substances (other than those commonly used in connection with the operation of a surface parking lot), and is not now in violation of any Environmental Law.
          (B) To 2 LLC’s knowledge, 2 LLC has received no written warning, notice of violation, administrative complaint, judicial complaint, or other formal or informal notice alleging that conditions on Lot 2 is in violation of any Environmental Law, or informing 2 LLC that Lot 2 is subject to investigation or inquiry regarding the presence of Hazardous Substances on or about Lot 2 or the potential violation of any Environmental Law.
     (ix) Mechanics’ Liens. Any work which has been performed on or about Lot 2 or the Lot 2 Improvements within six (6) months prior to the date of execution of this Agreement that could give rise to any mechanics’ or materialmen’s liens will be paid for by Seller prior to the Closing or in the ordinary course of its business.
     (x) Other Agreements. 2 LLC has not entered into and there is not existing any other agreement, written or oral, under which 2 LLC is or could become obligated to sell Lot 2, or any portion thereof, to a third party.
     (xi) Zoning Change. 2 LLC has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the zoning of or other land-use limitations, upon Lot 2 which are in effect on March 1, 2011, or any portion thereof, or its potential use, and, to 2 LLC’s knowledge, there are no pending proceedings, the object of which would be to change the zoning in effect on March 1, 2011 or other land-use limitations upon Lot 2.
     (d) Knowledge. For purposes of Sections 7.1(b) and 7.1(c), the term “knowledge” shall mean and be limited to the actual (as distinguished from implied, imputed or constructive) knowledge of Robert Burney (an employee of Seller), without such individuals having any obligation to make independent inquiry or investigation. In no event shall Mr. Burney be personally liable for any representation or warranty contained herein. Seller represents and warrants that Mr. Burney is the person having responsibility for overseeing management of the Property and has comprehensive knowledge of the matters set forth in Sections 7.1(b) and 7.1(c).
     (e) Exception to Warranty Notice. If at any time prior to the Closing, Seller learns of any facts, circumstances or omissions of which Seller did not have knowledge on March 1, 2011, and which would render any of Seller’s representations and warranties false or materially misleading, then Seller shall promptly notify Buyer in writing of all such facts, circumstances and omissions (an “Exception to Warranty Notice”). Seller, without obligation or liability, may attempt to rectify such matters, but if Buyer is not reasonably satisfied with such efforts, and if such facts or circumstances will have a material adverse effect on the use, operation, or economics of the Property, in Buyer’s reasonable judgment, Buyer shall, have the right to elect to either: (i) terminate this Agreement within five (5) Business Days following receipt of an Exception to Warranty Notice; or (ii) waive any claim against Seller arising out of or related to the information disclosed in the Exception to Warranty Notice and proceed with the Closing, in which case the representation or warranty shall be deemed modified as necessary to conform with the additional information disclosed to Buyer in the Exception to Warranty Notice. Except as set forth in Section 10.2(b)(iii), Buyer’s right to terminate this Agreement shall be Buyer’s sole remedy in the event it receives an Exception to Warranty Notice, and if Buyer fails to timely elect in writing to waive any claim against Seller and proceed with the Closing in accordance with clause (ii) above Buyer shall be deemed to have elected to terminate this Agreement pursuant to the terms of this provision.
     (f) Buyer Knowledge. Notwithstanding anything contained herein to the contrary, if prior to Closing Buyer obtains actual (as distinguished from implied, imputed or constructive) knowledge of any information that renders a representation or warranty of Seller untrue and Buyer nevertheless elects to proceed with Closing, then Buyer will be deemed to have waived any claim against Seller arising out of or related to such information and the representation or warranty shall be deemed modified as necessary to conform with the additional information.
     7.2 Buyer’s Representations.
     (a) Nature of Buyer’s Representations. Each of the representations and warranties in Section 7.2 constitutes a material part of the consideration to Seller and

Seller is relying on the correctness and completeness of these representations and warranties in entering into this transaction. Each of the representations and warranties in Section 7.2 will be true and accurate as of the Closing and will survive the Closing.
     (b) Representations and Warranties as to Buyer and the Transaction. Buyer represents and warrants to Seller as follows:
     (i) Organizational Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, is qualified to do business in the State of Arizona, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Buyer have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement.
     (ii) Entity Action. All entity action on the part of Buyer and its constituents which is required for the execution, delivery and performance by Buyer of this Agreement and each of the documents and agreements to be delivered by Buyer at the Closing has been duly and effectively taken.
     (iii) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by Buyer at the Closing, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity.
     (iv) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by Buyer of its obligations under this Agreement will result in any breach or violation of (i) the terms of any law, rule, ordinance, or regulation; or (ii) any decree, judgment or order to which Buyer or any constituent member of Buyer is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Buyer in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Buyer of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Buyer’s organizational documents.
     (v) OFAC. Buyer is not (a) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar List, and (b) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. The members and managers of Buyer are not Embargoed Persons and to Buyer’s actual knowledge without any duty of inquiry, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person.
     (vi) Litigation. Neither Buyer nor any of its constituent members is a party to any pending action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or officer arising from or relating to this transaction.
     7.3 Buyer Release.
     (a) Release; “As Is” Nature of Transaction. Except for the express warranties, representations and indemnification provisions set forth in this Agreement or in any closing documents delivered by Seller and the obligations of Apollo under the Apollo Lease:
     (i) Seller and Seller’s Related Parties (other than Apollo in its capacity as lessee under the Lease) are released from all responsibility and liability regarding the Property and the Riverpoint Project, including without limitation the condition, valuation or utility of the Property, or its suitability for any purpose whatsoever; title and survey matters with respect to the Real Property; and any responsibility or liability with respect to the presence in the soil, air, structures, and surface and subsurface waters, of Hazardous Substances; provided that (x) Buyer does not release Apollo for any Claims arising under the Lease, and (y) Buyer shall have the right to defend any governmental or third party environmental or other Claim asserted against Buyer after Closing with respect to any environmental or other matter occurring prior to Closing by alleging that Seller (and not Buyer) is liable for such Claim and by asserting a cross-claim or counterclaim against Seller in response to any Claim asserted against Buyer (but not to assert its own Claim against Seller for such matters); and
     (ii) Buyer expressly acknowledges that Buyer has not relied on any warranties, promises, understandings or representations, express or implied, oral or written, of Seller or any of Seller’s Related Parties or representatives, relating to the Property or any other aspect of the contemplated transaction and that Buyer is acquiring the Property in its present condition and state of repair, “AS IS” and “WHERE IS”, with all defects and liabilities, latent or apparent.
     (b) Buyer’s Due Diligence; Waivers. Buyer has inspected and investigated all aspects of the Property as Buyer deems necessary or appropriate to Buyer’s complete satisfaction and has observed the physical characteristics and existing conditions of the Property, the structural character, soundness and state of repair of the Improvements on the Real Property, the condition and state of repair of all equipment, fixtures, equipment, and appliances constituting part of the Property, and the operations on the Riverpoint

Project and on adjacent areas. Except as expressly set forth in this Agreement or any closing document executed pursuant to this Agreement (including, without limitation, the Apollo Lease), Buyer waives any and all objections to, complaints about, or Claims regarding the Property, including without limitation the Real Property and its physical characteristics and existing conditions (including, without limitation, objections to, complaints about, or Claims regarding subsurface soil and water conditions, solid and hazardous waste and hazardous substances, and endangered or protected plant or animal species on, under or adjacent to the Real Property (including federal, state or common law based actions and any private right of action under state and federal law, including, but not limited to, the Environmental Laws)); provided that (x) Buyer does not release Apollo for any Claims arising under the Lease, and (y) Buyer shall have the right to defend any governmental or third party environmental or other Claim asserted against Buyer after Closing with respect to any environmental or other matter occurring prior to Closing by alleging that Seller (and not Buyer) is liable for such Claim and by asserting a cross-claim or counterclaim against Seller in response to any Claim asserted against Buyer (but not to assert its own Claim against Seller for such matters). As between Buyer and Seller, Buyer further assumes the risk of changes in applicable laws relating to past, present and future environmental conditions on the Real Property and, except as arising from the express warranties and representations of Seller, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Substances or other contaminants, may not have been revealed by its investigation.
     (c) Acknowledgments. Buyer agrees that the matters released pursuant to this Section 7.3 are not limited to matters which are known or disclosed. Buyer acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, controversies, damages, costs, losses or expenses which are presently unknown, unanticipated and unsuspected, and Buyer further acknowledges that the release contained in this Section has been negotiated and agreed upon in light of the foregoing. Buyer expressly waives any provision of statutory or decisional law to the effect that a general release does not extend to Claims which the releasing party does not know or suspect to exist in such party’s favor at the time of executing the release, which, if known by such party, would have materially affected such party’s settlement with the released parties
ARTICLE 8
ADDITIONAL COVENANTS
     8.1 Possession. Subject to the Apollo Lease and the Lift Station Lease, possession of the Property shall be delivered to Buyer upon the Closing.
     8.2 Additional Representations and Covenants.
     (a) Taxes and Assessments. Seller shall pay prior to delinquency all real estate taxes and assessments secured by a lien on the Property.

     (b) Covenant not to Commit Waste. Since March 1, 2011 Seller has not committed and prior to Closing will not commit any waste on the Property.
     (c) Maintenance. Since March 1, 2011 Seller has maintained (and until the Closing will maintain) the Property (or cause it to be maintained) in full compliance with all applicable governmental laws, rules and regulations, including making (or causing to be made) all necessary repairs and replacements thereto. Subject to Section 8.5, Seller shall deliver the Property at the Closing in substantially the same condition it was in on March 1, 2011, reasonable wear and tear excepted.
     (d) Insurance. Until the Closing Seller will maintain property insurance for the structures located on the Property for the full replacement cost of such structures.
     (e) No Encumbrances. Seller shall not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Property or voluntarily take any action that materially and adversely affects title to the Property as same existed on March 1, 2011 unless the same can be removed prior to Closing.
     (f) Notices. Seller will deliver to Buyer, promptly after receipt by Seller, a copy of all written notices of any violations issued to Seller by governmental authorities with respect to the Property and any other material notices received from any governmental authority with respect to the Property after March 1, 2011 and prior to Closing.
     (g) Settlement. Prior to Closing Seller shall not settle any condemnation claim or insurance casualty claim made after March 1, 2011 without Buyer’s prior written consent not to be unreasonably withheld or delayed.
     (h) Offers. While this Agreement is in effect, neither Seller nor any agent, partner or subsidiary or affiliate of Seller shall be permitted to accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, financing, disposition or other transaction involving the Property. Nothing in this Section shall prohibit Seller from receiving any unsolicited offer, but Seller shall not accept or negotiate such offer prior to any default by Buyer or termination of this Agreement.
     8.3 Estoppels. Seller has requested estoppel certificates in a form reasonably requested by Buyer from all other parties that are subject to the Riverpoint CC&Rs addressed or certified to Buyer and stating that the Riverpoint CC&Rs are in full force and effect and have not been modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the Declarant is not in default under the Riverpoint CC&Rs and all amounts, if any, owing under the Riverpoint CC&Rs have been paid in full. Seller shall use commercially reasonable efforts to obtain signed estoppel certificates back from the other parties, but shall not be obligated to pay for or otherwise incur any costs, and receipt of executed estoppel certificates from the other parties shall not be a condition of the Closing. If the estoppel certificates are not obtained prior to Closing, Seller will, at Buyer’s request, cooperate with Buyer to obtain such estoppel certificates post closing.

     8.4 Condemnation. If, prior to Closing, all or any portion of the Property is taken by or under threat of condemnation or eminent domain (including by deed in lieu of condemnation) or Seller receives written notice (other than the Condemnation Letter) from any governmental agency or other person with the power of eminent domain threatening the taking of all or any portion of the Property (any such event being referred to as a “Condemnation Event”), Seller shall promptly notify Buyer of the Condemnation Event and whether Apollo would terminate the Apollo Lease as a result of the Condemnation Event (if the Closing were to occur) (the “Condemnation Notice”) and Buyer may, at its election, cancel this Agreement by giving written notice of cancellation to Seller and Escrow Agent on or before the later of (i) the date scheduled for Closing or (ii) five (5) Business Days following Buyer’s receipt of the Condemnation Notice (the “Condemnation Review Period”). Unless Buyer gives written notice of cancellation prior to the expiration of the Condemnation Review Period, then Buyer will be deemed to have elected not to cancel the Agreement under this provision. If Buyer elects (or is deemed to have elected) to close the escrow notwithstanding the occurrence of a Condemnation Event, all awards or payments made to which Seller is entitled for such taking shall be assigned to Buyer, and Buyer shall proceed to close the escrow and pay the entire Purchase Price.
     8.5 Risk of Loss. Except as provided in this Section and except as otherwise provided in the Access Agreement, the risk of loss or damage to the Property and all liability to third persons until the Closing shall be borne by Seller. In case of loss or damage to the Property prior to the Closing, Seller will give prompt written notice thereof to Buyer and if the cost of restoration for each affected structure is estimated not to exceed twenty percent (20%) of the replacement value of such structure, Buyer shall proceed with the Closing, in which event Buyer will pay the full Purchase Price for the Property, and, at the Closing, all of the insurance proceeds payable to Seller with respect to the loss and all rights with respect to the loss under the insurance policy covering the loss will be assigned by Seller to Apollo and any moneys received by Seller at any time in connection with the loss will be paid to Apollo and Apollo shall be required to restore the Property following the Closing in accordance with the Apollo Lease. If, however, the cost of restoration of any affected structure is estimated to exceed twenty percent (20%) of the replacement value of such structure, then Buyer, at Buyer’s option, may (i) cancel this Agreement by giving written notice to Seller and Escrow Agent, or (ii) proceed to Closing, in which case, the provisions of the preceding sentence shall apply.
     8.6 Conditions to Assignment.
     (a) Buyer acknowledges that certain licenses issued to Seller by the Salt River Project Agricultural Improvement and Power District (“SRP”) granting to Seller the right to cross certain canals bisecting the Real Property are not assignable by their terms. Accordingly, following the Closing, Seller (at no cost to Buyer) will obtain new licenses from SRP in the name of Apollo. Following termination of the Apollo Lease, Buyer shall be responsible for obtaining new licenses in its own name.
     (b) Seller and Buyer shall cooperate to satisfy any conditions to the assignment to Buyer of any warranties, guaranties, permits, licenses, approvals and authorizations issued by any governmental authority in favor of Seller in connection with the Real Property (including, but not limited to the Roof Guarantees described on Exhibit

C), provided that Seller shall not be obligated to pay any fee in excess of the amount payable under Section 6.7(g) of this Agreement.
     (c) The provisions of this Section 8.6 shall survive the Closing.
ARTICLE 9
BROKERAGE
     9.1 Brokerage and Advisor Fees. Buyer warrants that Buyer has not dealt with any broker in connection with this transaction other than Seller’s Brokers. Seller warrants that Seller has not dealt with any broker in connection with this transaction other than William J. Swirtz (“Seller’s Broker”). Seller will be responsible for any fee payable to Seller’s Broker and Seller’s financial advisor, Banc of America Securities LLC (“Financial Advisor”) on account of this transaction pursuant and shall indemnify, defend, and hold harmless Buyer and Buyer’s Related Parties for, from and against any and all Claims in connection with any such commission or fee. If any other person (other than Seller’s Broker or Financial Advisor) shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder, broker or advisor, or performance of services as a finder, broker or advisor in connection with this transaction, the party under whom the finder, broker or advisor is claiming shall indemnify, defend, and hold harmless the other party and such party’s Related Parties for, from and against any and all Claims in connection with such Claim or any action or proceeding brought on such Claim.
ARTICLE 10
DEFAULTS AND REMEDIES
     10.1 Defaults by Buyer.
     (a) Buyer’s Default. The occurrence of any of the following will constitute a default by Buyer under this Agreement:
     (i) If, by the time set for the Closing, the conditions to Buyer’s obligation to close set forth in Section 5.1 have been satisfied and Buyer has failed to pay the Purchase Price into escrow, to deposit into escrow the documents and other items to be deposited by Buyer in escrow by the time set for Closing, or to perform any other obligation of Buyer to be performed by the time set for Closing;
     (ii) If Buyer fails to observe or perform any of the covenants or agreements contained in this Agreement to be observed or performed by Buyer following Closing, but such failure, if of a type that can be cured or corrected by Buyer, will not be a default unless such failure continues for 15 days after written notice of breach is given by Seller to Buyer except that if such failure is of such a character as to require more than 15 days to correct, Buyer will not be in default if Buyer commences actions to correct such failure within the 15-day period and thereafter, using reasonable diligence, cures such failure; or

     (iii) If any of Buyer’s representations or warranties were not true and correct in any material respect on the Closing Date.
     (b) Seller’s Remedies.
     (i) If Buyer is in default under Section 10.1(a)(i) of this Agreement, Seller’s sole and exclusive remedy with respect to such default shall be to cancel this Agreement and the escrow, such cancellation to be effective immediately upon Seller giving written notice of cancellation to Buyer and Escrow Agent. Upon such cancellation, Buyer shall (x) reimburse Seller for its actual out-of-pocket costs and expenses in connection with the Property and the transactions contemplated by this Agreement, but not to exceed $500,000, and (y) pay Seller a break-up fee equal to the sum of $1,500,000, which break-up fee shall be in addition to the amounts required to be paid under clause (x).
     (ii) If Buyer is in default with respect to any of its indemnity obligations under this Agreement or any post-closing obligation, Seller shall have all rights and remedies at law or in equity in connection with such default.
     (iii) If, prior to Closing, Seller discovers that Buyer is in default under Section 10.1(a)(iii) of this Agreement, Seller may either (x) elect to waive such default and proceed to Closing or (y) elect to cancel this Agreement and the escrow, such cancellation to be effective immediately upon Seller giving written notice of cancellation to Buyer and Escrow Agent. Upon such cancellation, Buyer shall reimburse Seller for its actual out-of-pocket costs and expenses in connection with the Property and the transaction contemplated by this Agreement, but not to exceed $500,000.
     (iv) Seller irrevocably waives any right to damages or any other remedies or form of relief, except as specifically set forth in this Section 10.1.
     10.2 Default by Seller.
     (a) Seller’s Default. The occurrence of any of the following will constitute a default by Seller under this Agreement:
     (i) If, by the time set for the Closing, the conditions to Seller’s obligation to close set forth in Section 5.2 have been satisfied and Seller has failed to deposit into escrow the documents and other items to be deposited by Seller in escrow by the time set for Closing, or to perform any other obligation of Seller to be performed by the time set for Closing;
     (ii) If Seller fails to observe or perform any of the covenants or agreements contained in this Agreement to be observed or performed by Seller following Closing, but such failure, if of a type that can be cured or corrected by Seller, will not be a default unless such failure continues for 15 days after written notice of breach is given by Buyer to Seller except that if such failure is of such a character as to require more than 15 days to correct, Seller will not be in default if

Seller commences actions to correct such failure within the 15-day period and thereafter, using reasonable diligence, cures such failure. In such event, the time for Closing will automatically be extended to permit such cure within the time period above provided, but not to exceed 30 days after Buyer’s notice; or
     (iii) If any of Seller’s representations or warranties (A) were not true and correct in any material respect on March 1, 2011 or (B) became untrue or incorrect in any material respect after March 1, 2011 as a result of an intentional act on the part of Seller (a “Seller Misrepresentation”) and such Seller Misrepresentation is not cured to Buyer’s reasonable satisfaction within 15 days following written notice from Buyer.
     (b) Buyer’s Remedies.
     (i) If Seller is in default under Section 10.2(a)(i) of this Agreement, Buyer may, by written notice to Seller and Escrow Agent, given within 10 days following the date that such default has continued beyond any applicable notice and grace period set forth in this Agreement, elect to exercise either the Termination Right or the Specific Enforcement Right as described below, but not both, unless prior to such notice being given, Seller otherwise cures the default, in which case Buyer and Seller shall proceed to close the transaction within five days following such cure.
     (A) Buyer may terminate this Agreement (the “Termination Right”), effective as of the date Buyer gives the notice to Seller and Escrow Agent electing to exercise the Termination Right. If Buyer exercises the Termination Right, Seller shall (i) reimburse Buyer for its actual out-of-pocket costs and expenses in connection with the Properties and the transactions contemplated by this Agreement, but not to exceed $500,000, and (ii) pay Buyer a break-up fee equal to the sum of $1,500,000, which break-up fee shall be in addition to the amounts required to be paid under clause (i).
     (B) Buyer may elect to pursue specific performance of this Agreement (the “Specific Performance Right”).
If Buyer fails to elect the Specific Performance Remedy within the 10-day period described above, Buyer shall have no further right to demand specific performance and shall be conclusively presumed to have exercised the Termination Right.
     (ii) If Seller is in default with respect to any of its indemnity obligations under this Agreement or any post-closing obligation (including the breach of any representation or warranty surviving the Closing), Buyer shall have all rights and remedies at law or in equity in connection with such default.
     (iii) If, prior to Closing, Buyer discovers that Seller is in default under Section 10.2(a)(iii) of this Agreement, Buyer may either (x) elect to waive such default and proceed to Closing or (y) elect to cancel this Agreement and the escrow, such cancellation to be effective immediately upon Buyer giving written notice of cancellation to Seller and Escrow Agent. Upon such cancellation, Seller shall reimburse Buyer for its actual out-of-pocket costs and expenses in connection with the Property and the transaction contemplated by this Agreement, but not to exceed $500,000.
     (iv) Buyer irrevocably waives any right to damages or any other remedies or form of relief, except as specifically set forth in this Section 10.2
ARTICLE 11
GENERAL PROVISIONS
     11.1 Certain Definitions. As used in this Agreement, certain capitalized terms are defined as follows:
     (a) “Business Day” means any day other than a Saturday or Sunday or any other day on which the Maricopa County Recorder is closed.
     (b) “Claims” means any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs.
     (c) “Environmental Law” means any federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or environmental conditions, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. Sections 11001, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq.; the Clean Air Act, 42 U.S.C. Sections 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Sections 3251, et seq.; and any other federal, state or local law, statute, ordinance, or regulation now in effect or hereafter enacted which pertains to health, industrial hygiene, or the regulation or protection of the environment, including, without limitation, ambient air, soil, groundwater, surface water, and/or land use.
     (d) “Hazardous Substance” means any material, waste, substance, pollutant, or contaminant which may or could pose a risk of injury or threat to health of the environment, including, without limitation: (w) those substances included within the definitions of “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “solid waste”, or “pollutant or contaminant” in, or otherwise regulated by any Environmental Law; (x) those substances listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101, including appendices and amendments thereto), or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (y) such other substances, materials, or wastes which are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and (z) any material, waste, or substance which is (A) petroleum or refined petroleum products; (B) asbestos in any form; (C) polychlorinated biphenyls; (D) flammable explosives; (E) radioactive materials; (F) mold, mildew, or other mycotoxins or fungi present at or in the Property or any portion thereof, including building materials, in a condition, location or of a type which may pose a risk to human health or safety or the environment, may result in damage to the property, would adversely affect or impair the value or marketability of the Property, or requires investigation, remediation or other response action under applicable Environmental Laws; or (G) radon. Any reference in these definitions to statutory or regulatory sections shall be deemed to include any amendments to such sections and any successor sections.
     (e) “Related Parties” means, with respect to any person or entity, the officers, directors, shareholders, partners, members, employees, agents, attorneys, successors, personal representatives, heirs, executors, or assigns of any such person or entity.
     11.2 Assignment.
     (a) General Prohibition. Buyer may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion. Any such assignment or transfer without such consent shall be absolutely null and void and shall constitute a default by Buyer under this Agreement. No assignment shall release or otherwise relieve Buyer from any obligations hereunder.
     (b) Indirect Transfers. Any sale, transfer, encumbrance, or other disposition of a Controlling Interest in Buyer prior to Closing will be deemed a prohibited assignment of this Agreement. As used in this Agreement, “Controlling Interest” means an interest, the ownership of which empowers the holder to exercise a controlling influence over the management, policies or personnel of a corporation, general partnership, joint venture, limited partnership, limited liability partnership, limited liability company, trust, estate or other entity. Ownership of 50% or more of the equity or voting securities of a corporation, limited liability company or limited liability partnership or ownership of any general partnership interest in a partnership will be deemed conclusively to constitute a Controlling Interest in the corporation, limited liability company, or partnership, as the case may be.
     (c) Assignment by Operation of Law; Bankruptcy. In no event will this Agreement or any interest in this Agreement or the Property be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings without the prior written consent of Seller. In no event will this Agreement or any rights or privileges of Buyer under this Agreement be deemed an asset of Buyer under any bankruptcy, insolvency or reorganization proceedings.

     11.3 Binding Effect. Except as set forth in Section 11.2, the provisions of this Agreement are binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.
     11.4 Attorneys’ Fees. If either party to this Agreement initiates or defends any legal action or proceeding with the other party in any way connected with this Agreement, the prevailing party in any such legal action or proceeding, in addition to any other relief which may be granted, whether legal or equitable, shall be entitled to recover from the losing party in any such legal action or proceeding its reasonable costs and expenses of suit, including reasonable attorneys’ fees and expert witness fees. If either party to this Agreement initiates or defends any legal action or proceeding with a third party because of the violation of any term, covenant, condition or agreement contained in this Agreement by the other party to this Agreement, then the party so litigating shall be entitled to recover its reasonable costs and expenses of suit, including reasonable attorneys’ fees and expert witness fees, incurred in connection with such litigation from the other party to this Agreement. All such costs and attorney’s fees shall be deemed to have accrued on commencement of any such legal action or proceeding and shall be enforceable whether or not such legal action or proceeding is prosecuted to judgment. Attorneys’ fees under this Section include attorneys’ fees on any appeal and in any bankruptcy or similar or related proceeding in federal or state courts. Any dispute as to the amounts payable pursuant to this Section shall be resolved by the court and not by a jury.
     11.5 Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provision of this Agreement intended for its benefit; provided, however, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.
     11.6 Notices. All notices shall be in writing and shall be made by hand delivery, facsimile, express delivery service, freight prepaid, or by certified mail, postage prepaid, return receipt requested. Notices will be delivered or addressed to Seller and Buyer at the addresses or facsimile numbers set forth on the first page of this Agreement or at such other address or number as a party may designate to the other party in writing. Any such notice shall be deemed to be given and received and shall be effective (a) on the date on which the notice is delivered, if notice is given by hand delivery; (b) on the date of actual receipt, if the notice is sent by express delivery service; (c) on the date on which it is received or rejected as reflected by a receipt if given by United States mail, addressed and sent as aforesaid; and (d) when transmitted properly, in the case of facsimile transmission, with a facsimile being deemed to have been properly transmitted as of the date of successful transmission of the entire notice, as confirmed by return transmission; provided, however, that if successful transmission is completed after 6:00 p.m., local time for the recipient on such day, then the facsimile transmission will be deemed to have been given and received and become effective on the next succeeding day.
     11.7 Further Documentation. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

     11.8 Survival. The following obligations of the parties will survive the Closing or cancellation of this Agreement, whether contained in this Agreement or in any agreement, instrument, or other document given by a party in connection with the transactions contemplated by this Agreement:
     (a) Post-Closing Covenants. Any and all obligations of the parties that are to be performed following the Closing;
     (b) Indemnification Obligations. All indemnity obligations of the parties;
     (c) Warranties. Any and all warranties or representations of the parties; provided, however, that notice of any claim relating to representations and warranties of the Seller (other than those entitled “Organizational Status,” “Entity Action,” “Enforceable Nature of Agreement,” and “Violations, Consents; Defaults” which appear in Section 7.1), must be given by the first anniversary of the Closing and an action in a court of competent jurisdiction must be brought within sixty (60) days following the first anniversary; and
     (d) Other Obligations. Any other obligation with respect to which it is expressly provided that it will survive the Closing or cancellation of this Agreement.
     11.9 Counterparts. This Agreement may be executed in counterparts (and by different parties to this Agreement in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
     11.10 Privilege Taxes. Seller represents and warrants to Buyer that the Closing Date is more than two (2) years after the substantial completion of the Improvements. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of the Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of this Section 11.10. The provisions of this Section 11.10 shall survive Closing.
     11.11 Construction. Unless the context of this Agreement clearly requires otherwise or unless otherwise expressly stated in this Agreement, this Agreement shall be construed in accordance with the following:
     (a) Use of Certain Words. References to the plural include the singular and to the singular include the plural and references to any gender include any other gender. The part includes the whole; the terms “include” and “including” are not limiting; and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) References. References in this Agreement to “Articles,” “Sections,” or Exhibits are to the Articles and Sections of this Agreement and the Exhibits to this Agreement. Any reference to this Agreement includes any and all amendments, extensions, modifications, renewals, or supplements to this Agreement. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement.
     (c) The Recitals. Buyer and Seller acknowledge that the Recitals are accurate and that they are a part of this Agreement.
     (d) Construing the Agreement. Each of the parties to this Agreement acknowledges that such party has had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party to this Agreement based upon authorship or any other factor but shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties to this Agreement.
     (e) Partial Invalidity. If any portion of this Agreement is determined to be unconstitutional, unenforceable or invalid, such portion of this Agreement shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portion of this Agreement shall remain in full force and effect and shall, for all purposes, constitute the entire Agreement.
     (f) Governing Law. This Agreement shall be construed according to the laws of the State of Arizona, without giving effect to its conflict of laws principles.
     (g) Time of Essence; Time Periods. Time is of the essence of this Agreement. The time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 6:00 o’clock p.m. (local Arizona time) on the last day of the applicable time period provided for in this Agreement. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.
     (h) Entire Agreement. This Agreement, which includes Exhibits A through G and Schedule 5.1 constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. Except for that certain Access and Reimbursement dated February 9, 2011 (the “Access Agreement”) between Cole REIT III Operating Partnership, LP, a Delaware limited partnership (“COP III”), and Seller, that certain Non-Disclosure Agreement, dated November 2, 2010, entered into by and between Cole Capital Partners, LLC and Seller, as amended by Amendment to Non-Disclosure Agreement dated February 17, 2011, and that certain side letter dated March 1, 2011 between COP III and Seller, all prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by Buyer and Seller.
[Signatures appear on following page]

EXECUTED as of the date written on the first page of this Agreement.

SELLER: RIVERPOINT LOTS 1/3/5, LLC, an Arizona limited liability company
By:	Apollo Group, Inc., an Arizona corporation,
its sole member and manager

By:	/s/ Brian L. Swartz
	Name:	Brian L. Swartz
	Title:	Senior Vice President, Chief Financial Officer

RIVERPOINT LOT 2, LLC, an Arizona limited liability company
By:	Apollo Group, Inc., an Arizona corporation,
its sole member and manager

By:	/s/ Brian L. Swartz
	Name:	Brian L. Swartz
	Title:	Senior Vice President, Chief Financial Officer

BUYER: COLE OF PHOENIX AZ, LLC, a Delaware limited liability company
By:	Cole REIT Advisors III, LLC, a Delaware
limited liability company, its manager

By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Title:	Senior Vice President

EXHIBIT A
DEPICTION OF RIVERPOINT